Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Henry Schein, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Debt	Deferred Compensation Obligations	457(h )	$150,000,000	100%	$150,000,000	0.00015310	$22,965.00

Total Offering Amounts					$150,000,000		$22,965.00

Total Fee Offsets							—

Net Fee Due							$22,965.00

(1)
This Registration Statement registers general unsecured obligations to pay up to $150,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Henry Schein, Inc. Deferred Compensation Plan, as amended and restated effective as of November 14, 2023, and as subsequently amended (the “Plan”).

(2)
Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The amount of deferred compensation obligations registered hereunder is based on an estimate of the amount of compensation participants may defer under the Plan.